Exhibit 99.1

FBL Financial Group Reports Second Quarter 2004 Results

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--Aug. 3, 2004--FBL
Financial Group, Inc. (NYSE:FFG):





Financial Highlights
(Dollars in thousands, except per share data)
----------------------------------------------------------------------
                                                   Three Months Ended
                                                        June 30,
                                                    2004      2003
                                                  --------- ----------
Net income applicable to common stock               12,976     20,513
Operating income applicable to common stock
                                                    12,670     17,948
Earnings per common share (assuming
 dilution):
     Net income                                       0.45       0.72
     Operating income                                 0.43       0.63
------------------------------------------------- --------- ----------


    FBL Financial Group, Inc. (NYSE:FFG) today announced that diluted net income per common share totaled $0.45 ($12,976,000) for the quarter ended June 30, 2004, compared to $0.72 ($20,513,000) in the year ago quarter. Net income includes the impact of realized gains and losses on investments, which totaled a gain of $0.02 per share in the second quarter of 2004 and a gain of $0.09 per share in the second quarter of 2003.
    Operating Income (a). Operating income, which excludes the impact of realized gains and losses on investments, totaled $12,670,000 for the quarter ended June 30, 2004, versus $17,948,000 in the second quarter of 2003. Diluted operating income per common share totaled $0.43 in the second quarter of 2004, compared to $0.63 in the second quarter of 2003. The decrease in operating income for the second quarter of 2004 is primarily attributable to decreases in investment fee income and equity income, a decline in earnings from a coinsurance agreement and increased operating expenses related to expansion of the EquiTrust Life distribution channel.
    (a) In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized gains and losses on investments. Because realized gains and losses on investments may fluctuate greatly from quarter to quarter, FBL believes a measure excluding their impact is useful in analyzing core operating trends. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation of net income to operating income is provided in the accompanying tables.
    Commenting on FBL's second quarter results, Chief Executive Officer Bill Oddy stated, "While we expected our earnings to be lower than the record level we reported in the second quarter of 2003, we are disappointed with our second quarter 2004 financial results. Earnings from our coinsurance business with American Equity were less than anticipated and, like others, we are experiencing lower investment yields."
    Oddy continued, "On a positive note, we're very pleased with the strong production from our new EquiTrust Life distribution channel. From about $800,000 in 2003, to $15 million in the first quarter of 2004, premiums collected grew to $124 million in the second quarter. The success of the EquiTrust unit is timely, as we recently announced the suspension of our coinsurance agreement with American Equity. Additionally, our Farm Bureau Life channel continues to produce positive results and in the second quarter posted a three percent increase in total premiums collected."
    Product Revenues Up Two Percent. Premiums and product charges for the second quarter of 2004 increased two percent to $57,223,000 from $56,148,000 in the second quarter of 2003. Interest sensitive and index product charges increased eight percent due to an increase in the volume of business in force, while traditional life insurance premiums declined two percent.
    Premiums collected in the second quarter of 2004 increased 18 percent to $369,775,000 from $313,682,000 in the second quarter of 2003. This increase is primarily due to $124,403,000 in premiums collected from FBL's growing EquiTrust Life channel. Premiums collected from FBL's Farm Bureau Life channel increased three percent to $133,057,000 and premiums from the variable alliance channel doubled to $9,016,000, while premiums collected under FBL's now suspended coinsurance agreement with American Equity declined 44 percent to $98,752,000.
    Investment Income. Net investment income in the second quarter of 2004 increased to $100,382,000 from $99,970,000 in the second quarter of 2003. This increase is due to an increase in average invested assets resulting from inflows from FBL's Farm Bureau Life and EquiTrust Life distribution channels and coinsurance agreements. The annualized yield earned on average invested assets was 6.23 percent for the six months ended June 30, 2004, compared to 7.20 percent for the same period of 2003. The 2004 yield reflects the impact of a higher average cash balance, a decline in market interest rates and a decrease in fee income from bond calls and mortgage loan prepayments and the impact of changing prepayments speeds on mortgage and asset-backed securities at quarter end. This fee income totaled $182,000 in the second quarter of 2004 compared to fee income of $4,449,000 in the second quarter of 2003. Expecting a decline in the fee income, FBL assumes no prepayment fee income in its 2004 earnings guidance.
    Derivative Loss. FBL's derivative income totaled a loss of $2,059,000 in the second quarter of 2004, compared to derivative income of $10,708,000 in the second quarter of 2003. This decline primarily reflects a decrease in the change in the underlying equity market indices on which call options supporting our index annuity business are based. Income (loss) from call options are generally offset by corresponding changes in index product benefits. Additionally, $877,000 of the derivative loss in the second quarter is attributable to changes in the value of the conversion feature of three convertible fixed maturity securities.
    Realized Gains on Investments. In the second quarter of 2004, FBL recognized net realized gains on investments of $629,000. This compares to net realized gains on investments of $4,516,000 in the second quarter of 2003. Second quarter 2004 realized gains include realized gains from sales of securities of $4,463,000, realized losses from sales of securities of $404,000 and realized losses from the write-down of a security that became other-than-temporarily impaired of $3,430,000.
    Benefits and Expenses. Benefits and expenses totaled $144,611,000 in the second quarter of 2004, compared to $143,952,000 in the second quarter of 2003. This increase is due primarily to an increase in the volume of annuity business in force, partially offset by a reduction in index product benefits and interest crediting rates on interest sensitive products. Other underwriting, acquisition and insurance expenses increased and include approximately $1,300,000 in expenses associated with the expansion of the EquiTrust Life distribution channel.
    Interest expense increased primarily due to the issuance of $75,000,000 of senior notes in April 2004 and the reclassification of dividends on company-obligated mandatorily redeemable preferred stock of subsidiary trust and Series C preferred stock in accordance with accounting standards adopted late in 2003.
    Income taxes declined to $4,187,000 in the second quarter of 2004 from $10,470,000 in the second quarter of 2003. This decline reflects the decrease in pre-tax income and the reversal of a $1,600,000 tax accrual that was determined to no longer be necessary.
    Income from Equity Investments. Equity income, net of related income taxes, was $233,000 in the second quarter of 2004, compared to $1,438,000 in the second quarter of 2003. Included in equity income is FBL's share of income and losses from investments in various partnerships and joint ventures, the majority of which are booked a quarter in arrears. Prior to 2004, equity income included FBL's share of American Equity Investment Life Holding Company's earnings, which totaled $945,000, net of taxes, in the second quarter of 2003. Following American Equity's initial public offering in December 2003, FBL's ownership percentage decreased. As a result, FBL no longer accounts for its investment under the equity method of accounting and this investment in American Equity is now marked to market in accordance with FAS 115.
    Operating Results by Segment. FBL's operating results for the second quarter of 2004 reflect a decline in all segments with the exception of the variable segment, which had a small increase in pre-tax operating income. Further detail by segment is provided in FBL's financial supplement, which is available on FBL's web site, www.fblfinancial.com.
    Assets Total $8.5 Billion. Total assets increased $528 million to $8.5 billion at June 30, 2004, from $7.9 billion at December 31, 2003. At June 30, 2004, 95 percent of the fixed maturity securities in FBL's investment portfolio were investment grade debt securities. Book value per common share, with securities at cost, increased three percent to $22.77 at June 30, 2004, from $22.11 at December 31, 2003, while book value per common share, with securities at market, declined to $25.27 at June 30, 2004, from $26.42 at December 31, 2003, reflecting a decline in unrealized appreciation on fixed maturity securities.
    Earnings Outlook. While subject to volatility resulting from a number of factors, including mortality experience and investment results, FBL reduces its full year 2004 net income and operating income guidance to a range of $1.80 to $1.90 per share from a range of $2.00 to $2.10 per common share. This revised guidance reflects results for the first six months of 2004 and the expectation for a lower earnings contribution from the American Equity coinsurance agreement and lower investment yields.
    Conference Call. FBL management will hold a conference call with investors to discuss second quarter 2004 results. The call will be held tomorrow, August 4, 2004, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's web site, www.fblfinancial.com.
    The statements in this release concerning FBL's prospects for the future are forward-looking statements that involve certain risks and uncertainties, including the continued acceptance of FBL's insurance products by customers, the continued success of FBL's marketing efforts, the marketing success of FBL's alliance partners, and fluctuations in mortality experience and investment results. These forward-looking statements are based on assumptions which FBL Financial Group believe to be reasonable. No assurance can be given that the assumptions will prove to be correct, and the difference between assumptions and actual results could be material.
    FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) internal growth within its traditional Farm Bureau distribution network, (2) alliances and other distribution channels and (3) consolidations.





                       FBL FINANCIAL GROUP, INC.
             CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
             (Dollars in thousands, except per share data)


                                                 Three months ended
                                                      June 30,
                                                  2004        2003
                                               ----------- -----------
REVENUES
 Interest sensitive and index product charges     $22,301     $20,628
 Traditional life insurance premiums               34,738      35,281
 Accident and health premiums                         184         239
 Net investment income                            100,382      99,970
 Derivative income (loss)                          (2,059)     10,708
 Realized gains on investments                        629       4,516
 Other income                                       5,382       4,422
                                               ----------- -----------
   Total revenues                                 161,557     175,764
BENEFITS AND EXPENSES
 Interest sensitive and index product benefits     62,951      72,578
 Traditional life insurance and accident and
  health benefits                                  21,057      18,996
 Increase in traditional life and accident and
  health future policy benefits                    10,819      10,996
 Distributions to participating policyholders       6,108       6,583
 Underwriting, acquisition and insurance
  expenses                                         36,179      30,901
 Interest expense                                   2,965         108
 Other expenses                                     4,532       3,790
                                               ----------- -----------
   Total benefits and expenses                    144,611     143,952
                                               ----------- -----------
                                                   16,946      31,812
Income taxes                                       (4,187)    (10,470)
Minority interest in earnings (loss) of
 subsidiaries:
 Dividends on company-obligated mandatorily
  redeemable preferred stock of subsidiary
  trust                                                 -      (1,212)
 Other                                                 21          61
Equity income, net of related income taxes            233       1,438
                                               ----------- -----------
Net income                                         13,013      21,629
Dividends on Series B and C preferred stock           (37)     (1,116)
                                               ----------- -----------
Net income applicable to common stock             $12,976     $20,513
                                               =========== ===========

Earnings per common share - assuming dilution       $0.45       $0.72
                                               =========== ===========

Weighted average common shares                 28,605,087  27,897,773
Effect of dilutive securities                     549,744     469,649
                                               ----------- -----------
Weighted average common shares - diluted       29,154,831  28,367,422
                                               =========== ===========


                       FBL FINANCIAL GROUP, INC.
             CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
             (Dollars in thousands, except per share data)


                                                  Six months ended
                                                      June 30,
                                                  2004        2003
                                               ----------- -----------
REVENUES
 Interest sensitive and index product charges     $44,320     $41,250
 Traditional life insurance premiums               68,472      66,654
 Accident and health premiums                         258         326
 Net investment income                            198,928     197,917
 Derivative income                                  2,153       5,635
 Realized gains (losses) on investments               693      (1,116)
 Other income                                      10,083       8,431
                                               ----------- -----------
   Total revenues                                 324,907     319,097
BENEFITS AND EXPENSES
 Interest sensitive and index product benefits    126,221     127,559
 Traditional life insurance and accident and
  health benefits                                  42,882      38,631
 Increase in traditional life and accident and
  health future policy benefits                    17,551      18,393
 Distributions to participating policyholders      12,831      14,239
 Underwriting, acquisition and insurance
  expenses                                         74,538      62,880
 Interest expense                                   4,998         226
 Other expenses                                     9,230       7,314
                                               ----------- -----------
   Total benefits and expenses                    288,251     269,242
                                               ----------- -----------
                                                   36,656      49,855
Income taxes                                      (10,907)    (16,083)
Minority interest in earnings (loss) of
 subsidiaries:
 Dividends on company-obligated mandatorily
  redeemable preferred stock of subsidiary
  trust                                                 -      (2,425)
 Other                                                (42)         11
Equity income, net of related income taxes            488       2,217
                                               ----------- -----------
Net income                                         26,195      33,575
Dividends on Series B and C preferred stock           (75)     (2,222)
                                               ----------- -----------
Net income applicable to common stock             $26,120     $31,353
                                               =========== ===========

Earnings per common share - assuming dilution       $0.90       $1.11
                                               =========== ===========

Weighted average common shares                 28,498,068  27,861,670
Effect of dilutive securities                     595,515     460,009
                                               ----------- -----------
Weighted average common shares - diluted       29,093,583  28,321,679
                                               =========== ===========


                       FBL FINANCIAL GROUP, INC.
     RECONCILIATION OF NET INCOME TO OPERATING INCOME (Unaudited)
             (Dollars in thousands, except per share data)


                                                   Three months ended
                                                        June 30,
                                                     2004      2003
                                                   --------- ---------

Net income applicable to common stock               $12,976   $20,513
Adjustment:
 Net realized gains on investments (1)                 (306)   (2,565)
                                                   --------- ---------
Operating income applicable to common stock         $12,670   $17,948
                                                   ========= =========

Operating earnings per common share - assuming
 dilution                                             $0.43     $0.63
                                                   ========= =========

                                                    Six months ended
                                                        June 30,
                                                     2004      2003
                                                   --------- ---------

Net income applicable to common stock               $26,120   $31,353
Adjustment:
 Net realized gains/losses on investments (1)           (96)      990
                                                   --------- ---------
Operating income applicable to common stock         $26,024   $32,343
                                                   ========= =========

Operating earnings per common share - assuming
 dilution                                             $0.89     $1.14
                                                   ========= =========

(1) Net of adjustments for that portion of amortization of deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired, unearned revenue reserve and income taxes attributable to such gains/losses.


                       FBL FINANCIAL GROUP, INC.
           CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
             (Dollars in thousands, except per share data)


                                              June 30,   December 31,
                                                2004         2003
                                             ----------- -------------
Assets
Investments                                  $6,636,910    $6,341,701
Cash and cash equivalents                       337,652       233,858
Deferred policy acquisition costs               582,334       530,580
Deferred sales inducements                       59,368        39,143
Other assets                                    359,609       340,016
Assets held in separate accounts                500,976       463,772
                                             ----------- -------------
Total assets                                 $8,476,849    $7,949,070
                                             =========== =============

Liabilities and stockholders' equity
Policy liabilities and accruals              $6,174,868    $5,780,251
Other policyholders' funds                      543,274       521,816
Debt                                            262,435       185,480
Other liabilities                               267,807       249,763
Liabilities related to separate accounts        500,976       463,772
                                             ----------- -------------
Total liabilities                             7,749,360     7,201,082

Minority interest in subsidiaries                   160           161

Stockholders' equity                            727,329       747,827
                                             ----------- -------------
Total liabilities and stockholders' equity   $8,476,849    $7,949,070
                                             =========== =============

Book Value Per Share, securities at market       $25.27        $26.42
                                             =========== =============
Book Value Per Share, securities at cost (2)     $22.77        $22.11
                                             =========== =============

Common Shares Outstanding                    28,659,152    28,190,918
                                             =========== =============

(2) Book value per share with securities at cost, a non-GAAP financial measure, is based on stockholders' equity excluding the effect of accumulated other comprehensive income, which was $71.8 million at June 30, 2004 and $121.6 million at December 31, 2003. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.


    FFG-1

    CONTACT: FBL Financial Group, Inc., West Des Moines
             Jim Noyce, 515-225-5599
             jnoyce@fbfs.com